Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated May 3, 2017 (except for Note 27, as to which the date is April 5, 2018), relating to the financial statements and financial statement schedule of Rite Aid Corporation and subsidiaries (the “Company”) appearing in the Current Report on Form 8-K filed on April 5, 2018, and our report dated May 3, 2017 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended March 4, 2017, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 6, 2018